Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023, except for the effects of the reverse stock split discussed in Notes 1 and 6 to the consolidated financial statements, as to which the date is April 9, 2024, relating to the consolidated financial statements of Greenidge Generation Holdings, Inc., appearing in the Annual Report on Form 10-K of Greenidge Generation Holdings, Inc. for the year ended December 31, 2023.

/s/ ArmaninoLLP

Dallas, Texas

February 14, 2025